Exhibit 99.2

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal 2008

CINCINNATI, OHIO, January 25, 2008 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the third quarter ended December 31, 2007, compared with the same period a year ago.

Third quarter highlights included:

•	Revenues from Continuing Operations increased to $48.3 million from $47.0 million.

•	Income from Continuing Operations increased to $2.0 million from $303,000.

•	Earnings Per Share (EPS) from Continuing Operations increased to 19 cents per diluted share from 3 cents per diluted share.

•	Financial results for the 2007 and 2006 quarterly and year-to-date periods included special charges as described below:

•

During the quarter ended December 31, 2007, the Company recorded a non-cash charge of $957,000 ($642,000 after-tax) in Other Expenses to reflect the change in fair value of foreign currency forward contracts associated with a pending acquisition. In addition, the Company incurred approximately $292,000 ($196,000 after-tax) of expenses related to its previously announced manufacturing expansion plan. Combined, these charges reduced diluted EPS by 8 cents.

•

During the quarter ended December 31, 2006, the Company recorded $3.0 million ($1.9 million after-tax) of charges for expenses related to two significant acquisitions that were terminated during the quarter. These charges reduced diluted EPS by 19 cents.

•	Excluding the impacts of the special charges from 2007 and 2006, Adjusted EPS from Continuing Operations increased 23% to 27 cents per diluted share from 22 cents as shown below:

	Three Months Ended
	12/31/07	12/31/06
Diluted EPS from Continuing Operations, as reported	$0.19	$0.03
Impact of Special Charges	0.08	0.19
Adjusted EPS from Continuing Operations	$0.27	$0.22

•

Excluding the impacts of the special charges from 2007 and 2006, Adjusted Operating Income increased 17% to $4.1 million from $3.5 million and Adjusted Income from Continuing Operations increased 27% to $2.8 million from $2.2 million.

Income from Continuing Operations was positively impacted during the quarter compared to the prior year by a $319,000 reduction in S,G&A expenses due to cost containment measures implemented during the year, a $174,000 reduction in interest expense due to reduced debt and a reduction in the effective income tax rate due to lower state tax expense.

Frank Gerace, President and CEO of Multi-Color Corporation stated, “In spite of the modest revenue growth experienced during the quarter, we achieved strong operating results mostly due to aggressive cost reduction programs implemented during the year. I am confident the significant investments we are currently making in both new technology and capacity will result in improved manufacturing efficiencies.”

For the nine month period ended December 31, 2007, Multi-Color’s revenues from continuing operations of $152.6 million increased 7% compared to the prior year. Income and EPS from Continuing Operations increased 45%, to $7.8 million and 75 cents per diluted share, respectively. Excluding the impact of the special charges, Adjusted Income and Adjusted EPS from Continuing Operations increased 18% and 17%, respectively, to $8.6 million and 83 cents per diluted share.

“I am delighted with the progress we are making with our new Batavia, Ohio plant expansion and the signing of a definitive agreement to acquire Collotype International,” Gerace concluded.

Fiscal Year 2008 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on January 25, 2008 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-888-679-8038 (code 53840455) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on January 25, 2008 until midnight (ET) on February 1, 2008, by calling 1-888-286-8010 (code 54807604). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Sharonville, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. Multi-Color has eight manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

Forbes magazine has chosen Multi-Color as one of the Forbes 200 Best Small Companies for 2007. Multi-Color is ranked 86th in this prestigious group. For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$48,267	$46,958	$152,604	$142,135
Cost of Goods Sold	39,731	38,371	124,729	115,145

Gross Profit	8,536	8,587	27,875	26,990
Gross Margin	18%	18%	18%	19%
Selling, General & Administrative	4,764	5,083	15, 040	14,822
Acquisition Expenses	—	3,048	—	3,048

Operating Income	3,772	456	12,835	9,120

Other (Income) Expense	778	(257)	392	(353)
Interest Expense	54	228	177	901

Income from Continuing Operations before Taxes	2,940	485	12,266	8,572
Provision for Taxes	968	182	4,483	3,195

Income from Continuing Operations	1,972	303	7,783	5,377
Income from Discontinued Operations, Net of Taxes	152	1,226	7,022	1,766

Net Income	$2,124	$1,529	$14,805	$7,143

Basic Earnings Per Share:
Income from Continuing Operations	$0.19	$0.03	$0.78	$0.54
Income from Discontinued Operations	$0.02	$0.12	$0.70	$0.18

Basic Earnings Per Share	$0.21	$0.15	$1.48	$0.72

Diluted Earnings Per Share:
Income from Continuing Operations	$0.19	$0.03	$0.75	$0.52
Income from Discontinued Operations	$0.02	$0.12	$0.68	$0.17

Diluted Earnings Per Share	$0.21	$0.15	$1.43	$0.69

Basic Shares Outstanding	10,065	9,955	10,025	9,955
Diluted Shares Outstanding	10,349	10,170	10,345	10,372

All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effective September 17, 2007.

	Selected Balance Sheet Information (in 000’s) Unaudited
	Dec 31, 2007	March 31, 2007
Current Assets-Continuing Operations	$45,295	$43,010
Current Assets-Discontinued Operations	$—	$4,796
Total Assets-Continuing Operations	$108,238	$95,581
Total Assets-Discontinued Operations	$—	$11,500
Current Liabilities-Continuing Operations	$18,660	$28,295
Current Liabilities-Discontinued Operations	$—	$3,679
Total Liabilities-Continuing Operations	$28,252	$38,656
Total Liabilities-Discontinued Operations	$—	$4,002
Stockholders’ Equity	$79,986	$64,423
Total Debt	$—	$5,150

The operating results of Quick Pak are presented as discontinued operations in the Company’s consolidated financial results for all periods presented.

Certain prior year amounts have been reclassified to conform to current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108